Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
November 12, 2015	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2015 Fourth Quarter and Full Year Results and Provides Financial Outlook for the Fiscal Year 2016

St. Louis —November 12, 2015—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the fourth fiscal quarter and full fiscal year, which ended September 30, 2015. For the fourth fiscal quarter, net earnings were $23.1 million, or $0.37 per diluted share, compared to net earnings of $46.5 million, or $0.75 per diluted share, in the prior year fourth quarter. Adjusted net earnings in the fourth quarter were $38.5 million, or $0.61 per diluted share, compared to adjusted net earnings of $65.2 million, or $1.05 per diluted share. Results in the quarter were negatively affected by foreign currency impacts, the deconsolidation of Venezuela and the decline in organic net sales, principally due to the timing of holiday shipments and prior year temporary promotional shelf gains.

For the year, the Company reported a net loss of $4.0 million, or a loss of $0.06 per share, compared with net earnings of $157.3 million, or $2.53 per diluted share. Adjusted net earnings for the current fiscal year were $177.3 million, or $2.82 per diluted share, compared to $207.9 million in the prior fiscal year, or $3.35 per diluted share.

“Fiscal 2015 was a transformational year for the new Energizer.  We delivered solid results while executing a very complex spin-off transaction and facing unprecedented foreign currency headwinds that had a significant impact on our top and bottom lines,” said Alan Hoskins, Chief Executive Officer.  “Despite these challenges, the underlying fundamentals of the business are improving as we continue to see signs of stabilization within the battery category and we increased our value market share in the latest 52 weeks.  In addition, we completed our 2013 restructuring initiatives and continue to find ways to reduce costs.  I am extremely proud of the organization and confident in the direction we are headed as a stand-alone company."

“Fourth quarter earnings were in-line with our expectations despite worsening currencies.  This was a transitional quarter as we completed post-spin activities, executed our go-to-market changes and continued to realize impacts from the deconsolidation of our Venezuela operations."

Mr. Hoskins continued, “Looking forward to Fiscal 2016, our financial outlook, on a constant currency basis, remains consistent with what we previously shared.  We remain committed to our game plan and will continue to execute behind our three strategic priorities: leading with innovation, operating with excellence and driving productivity with the objective of maximizing free cash flow.  I believe we are well positioned to drive long term value for our shareholders."

Highlights
On July 1, 2015, Edgewell Personal Care Company (Edgewell) completed the previously announced separation of its business into two separate independent public companies, Energizer Holdings, Inc. (Energizer) and Edgewell. As a result of the spin-off, Energizer now operates as an independent, publicly traded company. Energizer's fourth fiscal quarter represents actual results of the stand-alone business. Results for the first nine months of fiscal 2015 as well as the prior fiscal year are based on carve out financial data. Net sales, Gross profit, Advertising & promotion (A&P) and Research & development (R&D) spending are directly attributable to our business. However, certain Selling, general, and administrative expense (SG&A), Interest expense and Spin-off and Restructuring related charges are allocated from Edgewell and not necessarily representative of Energizer's stand-alone results or expected future results of Energizer as an independent company. The Company's fourth fiscal quarter is our first quarter with stand-alone financial data.

The following is a summary of key fourth fiscal quarter and full fiscal year 2015 highlights. All comparisons are with the prior fiscal quarter and fiscal year unless otherwise stated. Detail on segment sales and segment profit by quarter and for the full fiscal year are highlighted in the press release attachments.
Fourth Fiscal Quarter Highlights (Unaudited)

•	Net sales were $399.1 million, down 18.0%: (b)

◦	Organic net sales decreased 7.9%, due primarily to the timing shift of holiday deliveries and prior year temporary shelf gains;

◦	Unfavorable currency accounted for $33.2, or 6.8%, of the decrease;

◦	International go-to-market changes, including the exit from certain markets and shift to distributors, resulted in a $10.1, or 2.1% decline; and

◦	Change in Venezuela results, due to the deconsolidation, accounted for $5.6, or 1.2%, of the decrease.

•
Gross margin percentage was 45.9%, down 230 basis points. The decline was primarily driven by unfavorable currency. Excluding the impact of currencies, change in Venezuela results and international go-to-market changes, the gross margin rate increased 140 basis points, primarily driven by continued cost reductions. (c)

•	A&P spending was 8.3% of sales, an increase of 180 basis points, or $1.7 million, driven by incremental support of our brands, including the launch of EcoAdvanced. (c)

•	SG&A was 26.0% of sales, inclusive of 5.8%, or approximately $23 million, primarily comprised of spin related costs and transitional items.

•	Restructuring related charges were $2.8 million in the fourth fiscal quarter.

•	Spin-off and spin restructuring related charges were $18.3 million in the fourth fiscal quarter.

•	Pretax income of $30.1 million was negatively impacted on a quarter-over-quarter basis by currency of $18.3 million, net of hedge impact.

•	Net earnings per diluted share were $0.37. (a)

•	Adjusted net earnings per diluted share were $0.61. (a)

•	Adjusted EBITDA was $76.4 million. (c)

•	Dividend payments in the quarter were approximately $15.5 million, or $0.25 per share, representing the Company's first payment to shareholders as a public company.

(a) See Pre-Tax Earnings/Net Earnings/Diluted EPS tables below.
(b) See Total Net Sales table below.
(c) See Press Release attachments for reconciliation.

Fiscal 2015 Highlights (Unaudited)

•	Net sales were $1,631.6 million, down 11.3%: (b)

◦
Organic sales decreased $65.4 million, or 3.6%, driven by the timing of holiday shipments and temporary prior year shelf gains that were not repeated in the current fiscal year partially offset by sales from the EcoAdvanced product launch as well as space and distribution gains in Western Europe;

◦	Unfavorable currency accounted for $109.7 million, or 5.9%, of the decrease;

◦	International go-to-market changes, including the exit from certain markets and shift to distributors, resulted in a $16.4 million, or 0.9%, decline; and

◦	Change in Venezuela results, due to the deconsolidation, accounted for $17.3 million, or 0.9%, of the decrease.

•
Gross margin percentage was flat against prior year at 46.3%. Excluding the impacts of currencies, change in Venezuela results and international go-to-market changes, the gross margin rate increased 330 basis points from continued cost reductions and modest commodity cost favorability. (c)

•	A&P spending was 8.1% of sales, an increase of 150 basis points, or $10.6 million, driven by increased support behind our brands and the launch of EcoAdvanced. (c)

•	SG&A was 26.1% of sales, inclusive of 6.5%, or approximately $107 million, primarily comprised of spin related costs and transitional items.

•	Restructuring related charges were $13.0 million for the fiscal year and $202.5 million on a project-to-date basis.

•	Spin-off and spin restructuring related charges were $137.2 million for the fiscal year and $185.2 million on a project-to-date basis, inclusive of the cost of early debt retirement of $26.7 million.

•	Pretax loss of $0.7 million was negatively impacted on a year-over-year basis by currency of $54.9 million, net of hedge impact.

•	Net loss per diluted share was $0.06. (a)

•	Adjusted net earnings per diluted share was $2.82 as compared to $3.35 in the prior year. The year-over-year change is comprised of the following: (a)

◦	Increased operational earnings of $0.23 per diluted share;

◦	Negative foreign currency impacts of $0.64 per diluted share; and

◦	Negative impact from the change in Venezuela results of $0.12 per diluted share.

•	Adjusted EBITDA was $345.5 million. (c)

(a) See Pre-Tax Earnings/Net Earnings/Diluted EPS tables below.
(b) See Total Net Sales table below.
(c) See Press Release attachments for reconciliation.

Total Net Sales (In millions - Unaudited)
Quarter and Twelve Months Ended September 30, 2015

	Q4	% Chg	Twelve Months	% Chg
Net Sales - FY'14	$486.7		$1,840.4
Organic	(38.7)	(7.9)%	(65.4)	(3.6)%
International Go-to-Market (1)	(10.1)	(2.1)%	(16.4)	(0.9)%
Change in Venezuela results (2)	(5.6)	(1.2)%	(17.3)	(0.9)%
Impact of currency	(33.2)	(6.8)%	(109.7)	(5.9)%
Net Sales - FY'15	$399.1	(18.0)%	$1,631.6	(11.3)%

Total Net Sales for the fourth fiscal quarter decreased $87.6 million, or 18.0%, as compared to the prior year quarter, including a decrease of $33.2 million due to an unfavorable movement in foreign currency rates, a $5.6 million change in Venezuela results (due to the Company's previously announced deconsolidation) and $10.1 million related to the initial impacts of the international go-to-market changes (including exits and shift to distributors). Excluding the impact of these unfavorable items, organic net sales were down 7.9% versus the prior year driven by an unfavorable comparison with the prior year fiscal quarter, primarily due to the timing of earlier holiday deliveries and temporary prior year shelf gains that were not repeated in the current fiscal quarter.

Total Segment Profit (In millions - Unaudited)
Quarter and Twelve Months Ended September 30, 2015

	Q4	% Chg	Twelve Months	% Chg
Segment Profit - FY'14	$132.7		$448.8
Organic	(14.8)	(11.1)%	17.3	3.9%
International Go-to-Market (1)	1.9	1.4%	2.9	0.6%
Change in Venezuela results (2)	(2.7)	(2.0)%	(10.6)	(2.4)%
Impact of currency	(22.1)	(16.7)%	(66.9)	(14.9)%
Segment Profit - FY'15	$95.0	(28.4)%	$391.5	(12.8)%

Total Segment Profit in the fourth fiscal quarter decreased $37.7 million, or 28.4%, driven primarily by a decrease of $22.1 million due to unfavorable movement in foreign currency rates, and a decrease of $2.7 million due to the change in Venezuela results (due to the Company's previously announced deconsolidation), partially offset by an increase of $1.9 million from the net impact of the go-to-market changes resulting from overhead reductions. Excluding the impact of these items, segment profit decreased $14.8 million, or 11.1%, driven by the top-line decrease explained above, higher A&P spending in support of our brands, including the launch of EcoAdvanced, and higher SG&A spending.

(1) To compete more effectively as an independent company, we intend to increase our use of exclusive and non-exclusive third-party distributors and wholesalers, and decrease or eliminate our business operations in certain countries, consistent with our international go-to-market strategy. In order to capture the impact of these international go-to-market changes and exits, we have separately identified the impact within the tables above, which represents the year over year change in those markets since the date of exit. We expect to realize the majority of this impact from these changes in the upcoming three quarters. The market exits should be fully realized in the earlier part of that time frame, while the distributor transition may be more protracted.
(2) As previously announced, we deconsolidated our Venezuelan subsidiaries on March 31, 2015 and began accounting for our investment in our Venezuelan operations using the cost method of accounting. Subsequent to March 31, 2015, our financial results will not include the operating results of our Venezuelan operations. As a result of the deconsolidation, we have taken the year over year change in Venezuela results and separately identified that impact in the tables above.

Pre-Tax Earnings/Net Earnings/Diluted EPS
The following tables provide a reconciliation of net (loss)/earnings and net (loss)/earnings per diluted share to adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	Quarter Ended September 30,
(in millions, except per share data)	(Loss) / Earnings Before Income Taxes		Net (Loss)/Earnings		Diluted EPS
	2015	2014	2015	2014	2015	2014
Reported - GAAP	$30.1	$67.5	$23.1	$46.5	$0.37	$0.75
Impacts: Expense (Income)
Spin costs (2)	15.2	18.0	13.9	13.9	0.22	0.22
Spin restructuring	3.1	—	2.8	—	0.04	—
Restructuring (2)	2.8	7.1	(0.1)	4.8	—	0.08
Integration (2)	0.3	—	0.2	—	—	—
Adjustments to prior year tax accruals	—	—	(1.4)	—	(0.02)	—
Adjusted - Non-GAAP	$51.5	$92.6	$38.5	$65.2	$0.61	$1.05
Weighted average shares - Diluted (1)					62.8	62.2

	Twelve Months Ended September 30,
(in millions, except per share data)	(Loss) / Earnings Before Income Taxes		Net (Loss)/Earnings		Diluted EPS
	2015	2014	2015	2014	2015	2014
Reported - GAAP	$(0.7)	$215.2	$(4.0)	$157.3	$(0.06)	$2.53
Impacts: Expense (Income)
Venezuela deconsolidation charge	65.2	—	65.2	—	1.04	—
Spin costs (2)	98.1	21.3	68.7	16.5	1.09	0.26
Spin restructuring	39.1	—	27.0	—	0.43	—
Cost of early debt retirement (2)	26.7	—	16.7	—	0.27	—
Restructuring (2)	13.0	50.4	6.5	34.1	0.10	0.56
Integration (2)	1.6	—	1.2	—	0.01	—
Adjustments to prior year tax accruals	—	—	(4.0)	—	(0.06)	—
Adjusted - Non-GAAP	$243.0	$286.9	$177.3	$207.9	$2.82	$3.35
Weighted average shares - Diluted (1)					62.8	62.2

(1) On July 1, 2015, Edgewell distributed 62.2 million shares of Energizer Holdings, Inc. common stock to Edgewell shareholders in connection with its spin-off of Energizer Holdings, Inc. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for fiscal year 2014 for the number of Energizer Holdings, Inc. shares outstanding immediately following this transaction. For twelve months ended September 30, 2015, adjusted earnings per share is calculated utilizing the diluted weighted average shares as the Company has Adjusted - Non GAAP net earnings rather than a loss.

(2) See the supplemental schedules for a reconciliation of where these costs are recorded on the Statement of Earnings.

Financial Outlook Assumptions for Fiscal Year 2016
The Company is providing the below assumptions related to its financial outlook for the fiscal year 2016. All comparisons are with the fiscal year ended September 30, 2015 (which is on a carve out basis), unless otherwise stated.

•	Net Sales are expected to be down mid-single digits:

◦	Organic net sales are expected to be flat to down low-single digits;

◦	Unfavorable foreign currencies are expected to reduce net sales by $50 to $60 million, or 3 to 4 percent;

◦	International go-to-market changes are expected to reduce net sales in the low single digits; and

◦	Change in Venezuela results, due to the previously announced deconsolidation, will reduce net sales by $8.5 million or 0.5%.

•
Gross Margin rates are expected to decline by up to 300 basis points driven in part by unfavorable currency impacts, international go-to-market changes and the impact from the Venezuela deconsolidation.

•	SG&A as a percent of net sales, excluding spin related costs, are expected to be in the low 20's.

•	Pre-tax income is expected to be negatively impacted by the movement in foreign currencies of $45 to $55 million, net of hedge impact.

•	Income Tax Rate is expected to be in the range of 30 to 31 percent.

•
Adjusted EPS is expected to be in the range of $1.90 to $2.10. The decrease versus prior year reflects the unfavorable impact of currencies and the Venezuela deconsolidation, an increase in our tax rate and a slight increase in our diluted shares.

•	Adjusted EBITDA is expected to be in the range of $275 million to $295 million, reflecting the change in currency rates versus our prior outlook.

•	Free Cash Flow is expected to exceed $140 million.

•	Spin and restructuring costs are expected to be in the range of $10 to $15 million through the end of fiscal year 2016.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on fourth fiscal quarter earnings and the financial outlook for the 2016 fiscal year. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://www.webcaster4.com/Webcast/Page/1192/11030

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
# # #

Non-GAAP Financial Measures: While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this discussion includes non-GAAP measures. These non-GAAP measures, such as adjusted net earnings, adjusted net earnings per diluted share, operating results, organic net sales, gross margin, SG&A as a percent of net sales (exclusive of spin costs, restructuring related charges and integration expenses), advertising and promotional expense as a percent of net sales and other comparison changes, exclude the impact of currency devaluations and other currency movements, the costs associated with restructuring and other initiatives, costs associated with the spin-off transaction, cost of early debt retirement, certain charges related to the Venezuela deconsolidation, changes to our international go to market strategy, costs associated with acquisition integration, adjustments to prior year tax accruals and certain other items as outlined in this announcement, are not in accordance with, nor are they a substitute for GAAP measures. Additionally, we are unable to provide a reconciliation of forward-looking non-GAAP measures due to uncertainty regarding future restructuring related charges, spin-off related charges, the impact of fluctuations in foreign currency movements and the cost of raw materials. The Company believes these non-GAAP measures provide a meaningful comparison to the corresponding historical or future period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Forward-Looking Statements: This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, earnings and performance of Energizer. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•
our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	our ability to improve operations and realize cost savings;

•	the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;

•	the impact of raw materials and other commodity costs;

•	costs and reputational damage associated with cyber-attacks or information security breaches;

•	our ability to acquire and integrate businesses, and to realize the projected results of acquisitions;

•	the impact of advertising and product liability claims and other litigation;

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt; and

•	the impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-Q filed with the Securities and Exchange Commission on August 11, 2015.

Energizer Holdings, Inc.
Statement of Earnings
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014

Net sales	$399.1	$486.7	$1,631.6	$1,840.4
Cost of products sold (3)	216.0	252.0	875.4	990.0
Gross profit	183.1	234.7	756.2	850.4
Selling, general and administrative expense (3)	103.8	110.9	426.3	391.3
Advertising and promotion expense	33.3	31.6	132.3	121.7
Research and development expense	5.8	7.3	24.9	25.3
Venezuela deconsolidation	—	—	65.2	—
Spin restructuring	3.1	—	39.1	—
Restructuring	0.8	4.7	9.6	43.5
Interest expense (4)	12.7	13.3	77.9	52.7
Other financing items, net	(6.5)	(0.6)	(18.4)	0.7
Earnings/(loss) before income taxes	30.1	67.5	(0.7)	215.2
Income tax provision	7.0	21.0	3.3	57.9
Net earnings/(loss)	$23.1	$46.5	$(4.0)	$157.3

Earnings/(loss) per share
Basic (1)	$0.37	$0.75	$(0.06)	$2.53
Diluted (1) (2)	$0.37	$0.75	$(0.06)	$2.53

Weighted average shares of common stock - Basic (1)	62.2	62.2	62.2	62.2
Weighted average shares of common stock - Diluted (1) (2)	62.8	62.2	62.2	62.2

(1) On July 1, 2015, Edgewell distributed 62.2 million shares of Energizer Holdings, Inc. common stock to Edgewell shareholders in connection with its spin-off of Energizer Holdings, Inc. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the quarter and twelve months ending September 30, 2014 for the number of Energizer Holdings, Inc. shares outstanding immediately following this transaction.

(2) For the twelve months ended September 30, 2015, GAAP net earnings/(loss) per share is calculated using basic weighted average share outstanding due to the reported net loss.

(3) See the supplemental schedules attached which break out the Restructuring and Spin costs included within these lines.

(4) Includes cost of early debt retirement of $26.7 for the twelve months ended September 30, 2015.

Energizer Holdings, Inc.
Supplemental Schedules
September 30, 2015
(In millions, except per share data - Unaudited)

Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

Operations for Energizer are managed via four major geographic reportable segments: North America (the United States and Canada), Latin America, Europe, Middle East and Africa (“EMEA”), and Asia Pacific.

Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Shared functions include IT and finance shared service costs. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and also do not represent the costs of such services if performed on a standalone basis.

Segment sales and profitability for the quarter and twelve months ended September 30, 2015 and 2014, respectively, are presented below.

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
	2015	2014	2015	2014
Net Sales
North America	$225.4	$256.6	$831.3	$909.2
Latin America	25.2	39.9	125.1	162.1
EMEA	83.0	99.1	370.4	419.1
Asia Pacific	65.5	91.1	304.8	350.0
Total net sales	$399.1	$486.7	$1,631.6	$1,840.4

Segment Profit
North America	$71.5	$86.5	$234.6	$263.9
Latin America	3.9	5.9	20.7	26.4
EMEA	5.5	11.9	58.3	61.4
Asia Pacific	14.1	28.4	77.9	97.1
Total segment profit	$95.0	$132.7	$391.5	$448.8

General corporate and other expenses	$(23.0)	$(12.1)	$(66.0)	$(62.5)
Global marketing expense	(8.5)	(8.0)	(24.8)	(20.7)
Research and development expense	(5.8)	(7.3)	(24.9)	(25.3)
Venezuela deconsolidation charge	—	—	(65.2)	—
Restructuring (1)	(2.8)	(7.1)	(13.0)	(50.4)
Integration	(0.3)	—	(1.6)	—
Spin costs (1)	(15.2)	(18.0)	(98.1)	(21.3)
Spin restructuring	(3.1)	—	(39.1)	—
Cost of early debt retirement	—	—	(26.7)	—
Interest and other financing items	(6.2)	(12.7)	(32.8)	(53.4)
Total (loss)/earnings before income taxes	$30.1	$67.5	$(0.7)	$215.2

(1) See reconciliation of Restructuring and Spin Costs to the Statement of Earnings in the supplemental schedules.

Energizer Holdings, Inc.
Supplemental Schedules
September 30, 2015
(In millions, except per share data - Unaudited)

Supplemental product information is presented below for revenues from external customers:

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
Net Sales	2015	2014	2015	2014
Alkaline batteries	$258.7	$317.8	$1,044.9	$1,167.6
Other batteries and lighting products	140.4	168.9	586.7	672.8
Total net sales	$399.1	$486.7	$1,631.6	$1,840.4

Energizer Holdings, Inc.
Supplemental Schedules
September 30, 2015
(In millions, except per share data - Unaudited)

Net Sales
	Q1'15	% Chg	Q2'15	% Chg	Q3'15	% Chg	Q4'15	% Chg	FY '15	% Chg
North America
Net sales - prior year	$293.3		$167.3		$192.0		$256.6		$909.2
Organic	(39.8)	(13.6)%	3.7	2.2%	(5.4)	(2.8)%	(28.3)	(11.1)%	(69.8)	(7.7)%
Impact of currency	(2.1)	(0.7)%	(1.4)	(0.8)%	(1.7)	(0.9)%	(2.9)	(1.1)%	(8.1)	(0.9)%
Net sales - current year	$251.4	(14.3)%	$169.6	1.4%	$184.9	(3.7)%	$225.4	(12.2)%	$831.3	(8.6)%

Latin America
Net sales - prior year	$45.3		$37.2		$39.7		$39.9		$162.1
Organic	0.3	0.7%	2.8	7.6%	(0.4)	(1.1)%	(2.3)	(5.8)%	0.4	0.3%
Change in Venezuela results	(2.2)	(4.9)%	(2.7)	(7.3)%	(6.8)	(17.1)%	(5.6)	(14.0)%	(17.3)	(10.7)%
Int'l Go-to-Market	—	—%	(0.1)	(0.3)%	(1.4)	(3.5)%	(2.8)	(7.0)%	(4.3)	(2.7)%
Impact of currency	(5.1)	(11.3)%	(3.4)	(9.1)%	(3.3)	(8.3)%	(4.0)	(10.0)%	(15.8)	(9.7)%
Net sales - current year	$38.3	(15.5)%	$33.8	(9.1)%	$27.8	(30.0)%	$25.2	(36.8)%	$125.1	(22.8)%

EMEA
Net sales - prior year	$135.9		$89.8		$94.3		$99.1		$419.1
Organic	2.6	1.9%	5.1	5.6%	1.6	1.7%	0.4	0.5%	9.7	2.3%
Int'l Go-to-Market	—	—%	(0.4)	(0.4)%	1.6	1.7%	0.1	0.1%	1.3	0.3%
Impact of currency	(12.6)	(9.3)%	(15.3)	(17.0)%	(15.2)	(16.1)%	(16.6)	(16.8)%	(59.7)	(14.2)%
Net sales - current year	$125.9	(7.4)%	$79.2	(11.8)%	$82.3	(12.7)%	$83.0	(16.2)%	$370.4	(11.6)%

Asia Pacific
Net sales - prior year	$94.1		$79.1		$85.7		$91.1		$350.0
Organic	(4.2)	(4.5)%	2.5	3.1%	4.5	5.3%	(8.5)	(9.4)%	(5.7)	(1.6)%
Int'l Go-to-Market	(0.3)	(0.3)%	(2.3)	(2.9)%	(3.4)	(4.0)%	(7.4)	(8.1)%	(13.4)	(3.8)%
Impact of currency	(3.9)	(4.1)%	(5.0)	(6.3)%	(7.5)	(8.8)%	(9.7)	(10.6)%	(26.1)	(7.5)%
Net sales - current year	$85.7	(8.9)%	$74.3	(6.1)%	$79.3	(7.5)%	$65.5	(28.1)%	$304.8	(12.9)%

Total Net Sales
Net sales - prior year	$568.6		$373.4		$411.7		$486.7		$1,840.4
Organic	(41.1)	(7.1)%	14.1	3.7%	0.3	0.1%	(38.7)	(7.9)%	(65.4)	(3.6)%
Change in Venezuela results	(2.2)	(0.4)%	(2.7)	(0.7)%	(6.8)	(1.7)%	(5.6)	(1.2)%	(17.3)	(0.9)%
Int'l Go-to-Market	(0.3)	(0.1)%	(2.8)	(0.7)%	(3.2)	(0.8)%	(10.1)	(2.1)%	(16.4)	(0.9)%
Impact of currency	(23.7)	(4.2)%	(25.1)	(6.7)%	(27.7)	(6.7)%	(33.2)	(6.8)%	(109.7)	(5.9)%
Net sales - current year	$501.3	(11.8)%	$356.9	(4.4)%	$374.3	(9.1)%	$399.1	(18.0)%	$1,631.6	(11.3)%

Energizer Holdings, Inc.
Supplemental Schedules
September 30, 2015
(In millions, except per share data - Unaudited)

Segment Profit
	Q1'15	% Chg	Q2'15	% Chg	Q3'15	% Chg	Q4'15	% Chg	FY '15	% Chg
North America
Segment Profit - prior year	$86.3		$37.0		$54.1		$86.5		$263.9
Organic	(14.1)	(16.3)%	9.4	25.4%	(6.6)	(12.2)%	(13.2)	(15.2)%	(24.5)	(9.3)%
Impact of currency	(1.3)	(1.5)%	(0.6)	(1.6)%	(1.1)	(2.0)%	(1.8)	(2.1)%	(4.8)	(1.8)%
Segment Profit - current year	$70.9	(17.8)%	$45.8	23.8%	$46.4	(14.2)%	$71.5	(17.3)%	$234.6	(11.1)%
% of Sales	28.2%		27.0%		25.1%		31.7%		28.2%

Latin America
Segment Profit - prior year	$6.3		$6.8		$7.4		$5.9		$26.4
Organic	3.2	50.7%	2.9	42.5%	3.5	47.3%	2.5	42.4%	12.1	45.8%
Int'l Go-to-Market	—	—%	0.1	1.5%	1.2	16.2%	0.7	11.9%	2.0	7.6%
Change in Venezuela results	(2.0)	(31.7)%	(2.6)	(38.2)%	(3.3)	(44.6)%	(2.7)	(45.8)%	(10.6)	(40.2)%
Impact of currency	(2.8)	(44.4)%	(1.9)	(27.9)%	(2.0)	(27.0)%	(2.5)	(42.4)%	(9.2)	(34.8)%
Segment Profit - current year	$4.7	(25.4)%	$5.3	(22.1)%	$6.8	(8.1)%	$3.9	(33.9)%	$20.7	(21.6)%
% of Sales	12.3%		15.7%		24.5%		15.5%		16.5%

EMEA
Segment Profit - prior year	$27.8		$7.8		$13.9		$11.9		$61.4
Organic	15.5	55.7%	9.4	120.6%	1.1	7.9%	2.8	23.5%	28.8	47.0%
Int'l Go-to-Market	—	—%	(0.2)	(2.6)%	1.2	8.6%	0.8	6.7%	1.8	2.9%
Impact of currency	(8.9)	(32.0)%	(7.4)	(94.9)%	(7.4)	(53.2)%	(10.0)	(84.0)%	(33.7)	(54.9)%
Segment Profit - current year	$34.4	23.7%	$9.6	23.1%	$8.8	(36.7)%	$5.5	(53.8)%	$58.3	(5.0)%
% of Sales	27.3%		12.1%		10.7%		6.6%		15.7%

Asia Pacific
Segment Profit - prior year	$26.8		$20.1		$21.8		$28.4		$97.1
Organic	(1.2)	(4.5)%	4.3	21.4%	4.7	21.7%	(6.9)	(24.3)%	0.9	0.9%
Int'l Go-to-Market	—	—%	(0.7)	(3.5)%	(0.6)	(2.8)%	0.4	1.4%	(0.9)	(0.9)%
Impact of currency	(2.6)	(9.7)%	(3.6)	(17.9)%	(5.2)	(23.9)%	(7.8)	(27.5)%	(19.2)	(19.8)%
Segment Profit - current year	$23.0	(14.2)%	$20.1	—%	$20.7	(5.0)%	$14.1	(50.4)%	$77.9	(19.8)%
% of Sales	26.8%		27.1%		26.1%		21.5%		25.6%

Total Segment Profit
Segment Profit - prior year	$147.2		$71.7		$97.2		$132.7		$448.8
Organic	3.4	2.4%	26.0	36.2%	2.7	2.8%	(14.8)	(11.1)%	17.3	3.9%
Int'l Go-to-Market	—	—%	(0.8)	(1.1)%	1.8	1.9%	1.9	1.4%	2.9	0.6%
Change in Venezuela results	(2.0)	(1.4)%	(2.6)	(3.6)%	(3.3)	(3.4)%	(2.7)	(2.0)%	(10.6)	(2.4)%
Impact of currency	(15.6)	(10.6)%	(13.5)	(18.8)%	(15.7)	(16.2)%	(22.1)	(16.7)%	(66.9)	(14.9)%
Segment Profit - current year	$133.0	(9.6)%	$80.8	12.7%	$82.7	(14.9)%	$95.0	(28.4)%	$391.5	(12.8)%
% of Sales	26.5%		22.6%		22.1%		23.8%		24.0%

Energizer Holdings, Inc.
Supplemental Schedules
September 30, 2015
(In millions, except per share data - Unaudited)

Quarter Ended September 30, 2015						% of Sales vs. Prior Year
	Sales	GP	A&P	R&D	SG&A	Sales	GM	A&P	R&D	SG&A
FY'14 - GAAP	$486.7	$234.7	$31.6	$7.3	$110.9
Adjustments (1) (2)	—	0.6	—	—	(19.8)
FY'14 - Adj. GAAP	$486.7	$235.3	$31.6	$7.3	$91.1
		48.3%	6.5%	1.5%	18.7%

Fx	(33.2)	(30.7)	(2.9)	—	(5.7)	(6.8)%	(3.2)%	(0.2)%	0.1%	0.1%
Change in Venezuela	(5.6)	(4.9)	(0.4)	—	(1.8)	(1.2)%	(0.4)%	—%	—%	(0.1)%
Int'l Go-to-Market	(10.1)	(2.9)	(1.0)	—	(3.8)	(2.1)%	0.5%	(0.1)%	—%	(0.4)%
Organic	(38.7)	(10.9)	6.0	(1.5)	9.3	(7.9)%	1.8%	1.9%	(0.2)%	3.7%
Other						—%	(0.4)%	0.2%	0.1%	0.3%

FY'15 - Adj. GAAP	$399.1	$185.9	$33.3	$5.8	$89.1
% of Sales		46.6%	8.3%	1.5%	22.3%
Adjustments (1) (2)	—	(2.8)	—	—	14.7
FY'15 - GAAP	$399.1	$183.1	$33.3	$5.8	$103.8

(1) Fourth quarter Fiscal 2014 Gross profit as reported of $234.7 million was adjusted for $0.6 million for obsolete inventory. Fourth quarter Fiscal 2015 Gross profit as reported of $183.1 million was adjusted for Spin costs of $0.5 million, Integration costs of $0.3 million and $2.0 million for costs related to other projects.
(2) Fourth quarter Fiscal 2014 SG&A as reported of $110.9 million was adjusted for Spin costs of $18.0 million and IT Enablement costs of $1.8 million. Fourth quarter Fiscal 2015 SG&A as reported of $103.8 million was adjusted for Spin costs of $14.7 million.

Year Ended September 30, 2015						% of Sales vs. Prior Year
	Sales	GP	A&P	R&D	SG&A	Sales	GM	A&P	R&D	SG&A
FY'14 - GAAP	$1,840.4	$850.4	$121.7	$25.3	$391.3
Adjustments (1) (2)	—	1.0	—	—	(27.2)
FY'14 - Adj. GAAP	$1,840.4	$851.4	$121.7	$25.3	$364.1
		46.3%	6.6%	1.4%	19.8%

Fx	(109.7)	(98.5)	(8.6)	—	(22.7)	(5.9)%	(2.8)%	(0.1)%	0.1%	(0.1)%
Change in Venezuela	(17.3)	(13.5)	(0.6)	—	(2.3)	(0.9)%	(0.3)%	—%	—%	—%
Int'l Go-to-Market	(16.4)	(4.4)	(1.8)	—	(5.5)	(0.9)%	0.1%	—%	—%	(0.1)%
Organic	(65.4)	25.1	21.6	(0.4)	(5.2)	(3.6)%	3.1%	1.5%	—%	0.4%
Other						—%	0.2%	0.1%	—%	0.1%

FY'15 - Adj. GAAP	$1,631.6	$760.1	$132.3	$24.9	$328.4
% of Sales		46.6%	8.1%	1.5%	20.1%
Adjustments (1) (2)	—	(3.9)	—	—	97.9
FY'15 - GAAP	$1,631.6	$756.2	$132.3	$24.9	$426.3
(1) Fiscal year ended 2014 Gross profit as reported of $850.4 million was adjusted for $1.0 million for obsolete inventory. Fiscal year ended 2015 Gross profit as reported of $756.2 million was adjusted for Spin costs of $0.5 million, Integration costs of $0.3 million, $1.1 million of obsolete inventory and $2.0 million for costs related to other projects.
(2) Fiscal year ended 2014 SG&A as reported of $391.3 million million was adjusted for Spin costs of $21.3 million and IT Enablement costs of $5.9 million. Fiscal year ended 2015 SG&A as reported of $426.3 million was adjusted for Spin costs of $97.6 million, and IT Enablement costs of $0.3 million.

Energizer Holdings, Inc.
Supplemental Schedules
September 30, 2015
(In millions, except per share data - Unaudited)

Venezuela historical results of operations through the quarter ended September 30, 2015.

Venezuela
Results ($ in millions)
(reflected at the official exchange rate of 6.30 bolivars per U.S. dollar)

		Q1	Q2	Q3	Q4	FY
Total Net Sales	Fiscal 2015	$3.1	$5.4	$—	$—	$8.5
	Fiscal 2014	$5.3	$8.1	$6.8	$5.6	$25.8

		Q1	Q2	Q3	Q4	FY
Total Segment Profit	Fiscal 2015	$0.5	$2.0	$—	$—	$2.5
	Fiscal 2014	$2.5	$4.6	$3.3	$2.7	$13.1

Note: Venezuelan exchange control regulations have resulted in an other-than-temporary lack of exchangeability between the Venezuelan bolivar and U.S. dollar, and have restricted our Venezuelan operations’ ability to pay dividends and settle intercompany obligations. The severe currency controls imposed by the Venezuelan government have significantly limited our ability to realize the benefits from earnings of Energizer’s Venezuelan operations and access the resulting liquidity provided by those earnings. We expects that this condition will continue for the foreseeable future. This lack of exchangeability has resulted in a lack of control over our Venezuelan subsidiaries for accounting purposes. Accordingly, in accordance with Accounting Standards Codification (“ASC”) 810 - Consolidation, we deconsolidated our Venezuelan subsidiaries on March 31, 2015 and began accounting for our investment in our Venezuelan operations using the cost method of accounting. Subsequent to March 31, 2015, our financial results will not include the operating results of our Venezuelan operations. Instead, we will record revenue for sales of inventory to our Venezuelan operations in our consolidated financial statements to the extent cash is received. Further, dividends from our Venezuelan subsidiaries will be recorded as other income upon receipt of the cash.

Energizer Holdings, Inc.
Supplemental Schedules
September 30, 2015
(In millions, except per share data - Unaudited)

EBITDA and ADJUSTED EBITDA

	Q1'15	Q2'15	Q3'15	Q4'15	FY 2015
Net earnings/(loss)	$61.7	$(69.2)	$(19.6)	$23.1	$(4.0)
Income tax expense/(benefit)	19.7	(2.5)	(20.9)	7.0	3.3
Earnings (loss) before taxes	$81.4	$(71.7)	$(40.5)	$30.1	$(0.7)
Interest (1)	12.5	15.2	37.5	12.7	77.9
Depreciation & amortization	10.7	11.6	10.9	8.6	41.8
EBITDA	$104.6	$(44.9)	$7.9	$51.4	$119.0

Adjustments:
2013 restructuring	(9.5)	0.3	19.4	2.8	13.0
Spin costs (2)	22.1	23.0	37.8	15.2	98.1
Spin restructuring	1.1	23.2	11.7	3.1	39.1
Venezuela deconsolidation	—	65.2	—	—	65.2
Share-based payments	3.2	2.2	1.8	3.9	11.1
Adjusted EBITDA	$121.5	$69.0	$78.6	$76.4	$345.5

(1) Includes cost of early debt retirement of $26.7 million recorded in the third fiscal quarter of 2015.

(2) Includes incremental share-based payments compensation expense of $2.4 million related to the modification of certain performance based shares to time based shares at the date of the spin.

Energizer Holdings, Inc.
Supplemental Schedules
September 30, 2015
(In millions, except per share data - Unaudited)
P&L History

	Q1'15	Q2'15	Q3'15	Q4'15	Q1'14	Q2'14	Q3'14	Q4'14	2015	2014
Net Sales	$501.3	$356.9	$374.3	$399.1	$568.6	$373.4	$411.7	$486.7	$1,631.6	$1,840.4
Cost of products sold - adjusted	267.5	188.4	202.4	213.2	307.0	211.2	219.4	251.4	871.5	989.0
Gross profit - adjusted	233.8	168.5	171.9	185.9	261.6	162.2	192.3	235.3	760.1	851.4
% of Net Sales	46.6%	47.2%	45.9%	46.6%	46.0%	43.4%	46.7%	48.3%	46.6%	46.3%

SG&A (Segment)	67.1	59.8	55.9	63.3	72.9	69.7	68.8	72.6	246.1	284.0
SG&A (Corporate)	17.4	15.8	9.8	22.3	23.3	11.5	15.6	12.1	65.3	62.5
SG&A (Global Marketing)	3.5	4.6	4.1	3.5	2.8	4.1	4.3	6.4	15.7	17.6
Subtotal - SG&A - adjusted	88.0	80.2	69.8	89.1	99.0	85.3	88.7	91.1	327.1	364.1
% of Net Sales	17.6%	22.5%	18.6%	22.3%	17.4%	22.8%	21.5%	18.7%	20.0%	19.8%

Advertising and sales promotion expense (Segment)	33.6	28.0	33.3	28.3	41.5	20.8	26.3	30.0	123.2	118.6
Advertising and sales promotion expense (Global)	0.8	1.5	1.8	5.0	—	0.1	1.4	1.6	9.1	3.1
Subtotal - A&P	34.4	29.5	35.1	33.3	41.5	20.9	27.7	31.6	132.3	121.7
% of Net Sales	6.9%	8.3%	9.4%	8.3%	7.3%	5.6%	6.7%	6.5%	8.1%	6.6%

Research and development expense	6.2	6.4	6.5	5.8	6.2	5.8	6.0	7.3	24.9	25.3
% of Net Sales	1.2%	1.8%	1.7%	1.5%	1.1%	1.6%	1.5%	1.5%	1.5%	1.4%

Interest Expense	12.5	15.2	10.8	12.7	15.3	14.7	9.4	13.3	51.2	52.7
Cost of debt early retirement	—	—	26.7	—	—	—	—	—	26.7	—
Other financing items, net	(2.8)	(3.3)	(5.8)	(6.5)	1.0	(4.5)	4.8	(0.6)	(18.4)	0.7

Restructuring	(9.6)	0.3	18.1	0.8	19.2	17.7	1.9	4.7	9.6	43.5
Restructuring (COGS)	—	—	1.1	2.0	—	0.4	—	0.6	3.1	1.0
Restructuring (SG&A)	0.1	—	0.2	—	1.2	1.6	1.3	1.8	0.3	5.9

Integration (COGS)	—	—	—	0.3	—	—	—	—	0.3	—
Integration (SG&A)	0.4	0.5	0.4	—	—	—	—	—	1.3	—

Spin (COGS)	—	—	—	0.5	—	—	—	—	0.5	—
Spin (SG&A)	22.1	23.0	37.8	14.7	—	—	3.3	18.0	97.6	21.3
Spin restructuring	1.1	23.2	11.7	3.1	—	—	—	—	39.1	—

Venezuela deconsolidation	—	65.2	—	—	—	—	—	—	65.2	—

Earnings before income taxes	81.4	(71.7)	(40.5)	30.1	78.2	20.3	49.2	67.5	(0.7)	215.2
Income Taxes	19.7	(2.5)	(20.9)	7.0	20.2	3.8	12.9	21.0	3.3	57.9
NET EARNINGS	$61.7	$(69.2)	$(19.6)	$23.1	$58.0	$16.5	$36.3	$46.5	$(4.0)	$157.3

Energizer Holdings, Inc.
Supplemental Schedules
September 30, 2015
(In millions, except per share data - Unaudited)

Cost of products sold	Q1'15	Q2'15	Q3'15	Q4'15	Q1'14	Q2'14	Q3'14	Q4'14	2015	2014
Cost of products sold - adjusted	$267.5	$188.4	$202.4	$213.2	$307.0	$211.2	$219.4	$251.4	$871.5	$989.0
Restructuring	—	—	1.1	2.0	—	0.4	—	0.6	3.1	1.0
Spin	—	—	—	0.5	—	—	—	—	0.5	—
Integration	—	—	—	0.3	—	—	—	—	0.3	—
Reported Cost of products sold	$267.5	$188.4	$203.5	$216.0	$307.0	$211.6	$219.4	$252.0	$875.4	$990.0
Reported Gross Profit	$233.8	$168.5	$170.8	$183.1	$261.6	$161.8	$192.3	$234.7	$756.2	$850.4
Reported % of Net Sales	46.6%	47.2%	45.6%	45.9%	46.0%	43.3%	46.7%	48.2%	46.3%	46.2%

SG&A	Q1'15	Q2'15	Q3'15	Q4'15	Q1'14	Q2'14	Q3'14	Q4'14	2015	2014
Segment SG&A	$67.1	$59.8	$55.9	$63.3	$72.9	$69.7	$68.8	$72.6	$246.1	$284.0
Corporate SG&A	17.4	15.8	9.8	22.3	23.3	11.5	15.6	12.1	65.3	62.5
Global Marketing	3.5	4.6	4.1	3.5	2.8	4.1	4.3	6.4	15.7	17.6
Restructuring	0.1	—	0.2	—	1.2	1.6	1.3	1.8	0.3	5.9
Integration	0.4	0.5	0.4	—	—	—	—	—	1.3	—
Spin	22.1	23.0	37.8	14.7	—	—	3.3	18.0	97.6	21.3
Reported SG&A	$110.6	$103.7	$108.2	$103.8	$100.2	$86.9	$93.3	$110.9	$426.3	$391.3

Restructuring	Q1'15	Q2'15	Q3'15	Q4'15	Q1'14	Q2'14	Q3'14	Q4'14	2015	2014
Restructuring	$(9.6)	$0.3	$18.1	$0.8	$19.2	$17.7	$1.9	$4.7	$9.6	$43.5
Restructuring (SG&A)	0.1	—	0.2	—	1.2	1.6	1.3	1.8	0.3	5.9
Restructuring (COGS)	—	—	1.1	2.0	—	0.4	—	0.6	3.1	1.0
Restructuring - subtotal	$(9.5)	$0.3	$19.4	$2.8	$20.4	$19.7	$3.2	$7.1	$13.0	$50.4

Spin	Q1'15	Q2'15	Q3'15	Q4'15	Q1'14	Q2'14	Q3'14	Q4'14	2015	2014
Spin (SG&A)	$22.1	$23.0	$37.8	$14.7	$—	$—	$3.3	$18.0	$97.6	$21.3
Spin (COGS)	—	—	—	0.5	—	—	—	—	0.5	—
Spin restructuring	1.1	23.2	11.7	3.1	—	—	—	—	39.1	—
Spin - subtotal	$23.2	$46.2	$49.5	$18.3	$—	$—	$3.3	$18.0	$137.2	$21.3